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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                   FORM T-3/A

                                (AMENDMENT NO. 2)

                FOR APPLICATIONS FOR QUALIFICATION OF INDENTURES
                      UNDER THE TRUST INDENTURE ACT OF 1939

                      PACIFIC AEROSPACE & ELECTRONICS, INC.
                               (Name of applicant)

                       430 Olds Station Road, Third Floor
                               Wenatchee, WA 98801
                           (509) 667-9600 (telephone)
                           (509) 667-9696 (facsimile)

                    (Address of principal executive offices)
                                   ----------

           SECURITIES TO BE ISSUED UNDER THE INDENTURE TO BE QUALIFIED

          Title of Class                                  Amount
-----------------------------------           ----------------------------------
10% Senior Subordinated Pay-In-Kind           Initial aggregate principal amount
          Notes Due 2007                        of $15,000,000 (increasing for
                                                   interest paid in kind)

Approximate date of proposed public offering: As soon as practicable after this application for qualification becomes effective.

                     Name and address of agent for service:

                                Donald A. Wright
                       430 Olds Station Road, Third Floor
                               Wenatchee, WA 98801
                           (509) 667-9600 (telephone)
                           (509) 667-9696 (facsimile)

                                    Copy to:

                            Kenneth J. Baronsky, Esq.
                       Milbank, Tweed, Hadley & McCloy LLP
                       601 S. Figueroa Street, 30th Floor
                              Los Angeles, CA 90017
                           (213) 892-4000 (telephone)
                           (213) 629-5063 (facsimile)

                                   ----------

The Applicant hereby amends this Application for Qualification on such date or dates as may be necessary to delay its effectiveness until (i) the 20th day after the filing of an amendment that specifically states that it shall supersede this Application for Qualification or (ii) such date as the Securities and Exchange Commission, acting pursuant to Section 307(c) of the Trust Indenture Act of 1939, may determine upon the written request of the Applicant.

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Explanatory Note.

     This Amendment No. 2 to Form T-3 is being filed for the purposes of filing the Cross-Reference Sheet, attached hereto as Exhibit T3F, which was not previously filed with the Amendment No. 1 to Form T-3.


CONTENTS OF APPLICATION FOR QUALIFICATIONS. This application for qualification comprises:

     (a)  Pages 1-3, consecutively, plus exhibit.

     (b) The statement of eligibility and qualification on Form T-1 of Bank of New York, as Trustee under the Indenture./(1)/

     (c) The following exhibits in addition to those filed as part of the statement of eligibility and qualification of such Trustee:

          Exhibit T3A - Articles of Incorporation of the Company, as amended.
                        /(2)/

          Exhibit T3B - Bylaws of the Company./(3)/

          Exhibit T3C - Form of Indenture./(4)/

          Exhibit T3D - Not applicable.

          Exhibit T3E - Not applicable.

          Exhibit T3F - Cross-Reference Sheet showing the location in the
                        Indenture filed herewith as Exhibit T3C of the provisions therein pursuant to Section 310 through 318(a), inclusive, of the Trust Indenture Act.

     (d)  Annex I - List of Subsidiary Guarantors./(1)/

--------------------

/(1)/ Incorporated by reference to the Form T-3 filed by the Company on February 8, 2002.

/(2)/ Incorporated by reference to the Company's Current Report on Form 8-K filed on December 12, 1996.

/(3)/ Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarterly period ending August 31, 2000.

/(4)/ Incorporated by reference to the Form T-3/A (Amendment No. 1) filed by the Company on February 19, 2002.

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                                    SIGNATURE

     Pursuant to the requirements of the Trust Indenture Act of 1939, the applicant, Pacific Aerospace & Electronics, Inc., a corporation organized and existing under the laws of the State of Washington, has duly caused this application to be signed on its behalf by the undersigned, thereunto duly authorized, all in the City of Wenatchee, State of Washington, on the 22nd day of February, 2002.

                                          PACIFIC AEROSPACE & ELECTRONICS, INC.



                                          By:      /s/ Donald A. Wright
                                              ----------------------------------
                                          Name:   Donald A. Wright
                                          Title:  President and Chief Executive
                                                  Officer




By:      /s/ Charles A. Miracle
    -------------------------------------------------------
Name:    Charles A. Miracle
Title:   Vice President Finance and Chief Financial Officer